UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 5, 2006

Kennametal Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-5318 (Commission File Number)	25-0900168 (IRS Employer Identification No.)

World Headquarters 1600 Technology Way P.O. Box 231 Latrobe, Pennsylvania		15650-0231 (Zip code)

(Address of principal executive offices)
Registrant’s telephone number, including area code:
(724) 539-5000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Chief Financial Officer and Corporate Controller
     On December 5, 2006, the Board of Directors (the “Board”) of Kennametal Inc. (the “Company”) elected Frank P. Simpkins to serve as Vice President and Chief Financial Officer of the Company. Mr. Simpkins, age 43, has been with the Company for approximately 11 years and has served as Interim Chief Financial Officer since September 30, 2006 and as Vice President Finance and Corporate Controller since February 2006. Prior to that date, Mr. Simpkins served as Vice President of Global Finance of the Company’s Industrial Business from October 2005 to February 2006; Director of Finance, Metalworking Solutions & Services Group from February 2002 to February 2006; and Corporate Controller from October 1998 to February 2002.
     In connection with his election as Chief Financial Officer, the Compensation Committee of the Board (the “Compensation Committee”) increased Mr. Simpkins’ annual base salary to $355,000 and specified that his annual target bonus will be 60% of base salary. In addition, the Compensation Committee granted Mr. Simpkins (i) an award of 3,250 shares of restricted stock, and (ii) an award of 9,800 non-qualified stock options, both under the terms of the Kennametal Inc. Stock and Incentive Plan of 2002, as amended. Both awards vest ratably at 25% per year over four (4) years.
     Also on December 5, 2006, the Board elected Wayne D. Moser to serve as the Company’s Vice President, Finance and Corporate Controller. In his new position, Mr. Moser will be fulfilling the role of Principal Accounting Officer for the Company. Mr. Moser, 53, joined the Company in 1984 and has been serving as the Chief Financial Officer for the Company’s European operations since September 2005. Prior to that, Mr. Moser held a number of leadership positions within the Company, including Director of European Strategic Initiatives from November 2004 to August 2005, Vice President and General Manager, Industrial Products Europe from July 2003 to October 2004, Vice President and Integration Director from May 2002 to June 2003, and Vice President and General Manager, Mining & Construction Division from November 1997 to May 2002.
     Both Mr. Simpkins and Mr. Moser previously executed the Company’s form of Employment Agreement for executives and the Company’s standard Indemnification Agreement. The Employment Agreement is described in the Company’s 2006 Proxy Statement under the caption “Employment Agreements and Termination of Employment and Change-in-Control,” which description is incorporated herein by reference. Under the Indemnification Agreement, a form of which was filed as Exhibit 10.2 to the Form 8-K filed by the Company on March 22, 2005 and is incorporated herein by reference, Mr. Simpkins and Mr. Moser are each entitled to be held harmless and indemnified by the Company against liability other than for willful misconduct or recklessness. The Indemnification Agreement also provides for the advancement of expenses.
Departure of Markos I. Tambakeras from the Board of Directors
     On December 7, 2006, in accordance with the Company’s Corporate Governance Guidelines and the Amended and Restated Employment Agreement dated December 6, 2005 (the “Amended and Restated Employment Agreement”), Markos I. Tambakeras, who is currently serving as the Executive Chairman of the Board, tendered his resignation and will step down from the Board effective as of December 31, 2006. At its December 5, 2006 meeting, the Compensation Committee approved a payment to Mr. Tambakeras in the amount of $223,583 in lieu of, and as full and final payment and satisfaction for, any obligation of the Company to provide post-COBRA healthcare coverage to Mr. Tambakeras pursuant to the terms of his Amended and Restated Employment Agreement.
Item 8.01 Other Events.
Chairman of the Board
     On December 6, 2006, the Company announced that the Board has elected Larry D. Yost to serve as Chairman of the Board effective as of January 1, 2007. Mr. Yost, 68, has been a member of the Board since 1987. He served as the Chairman and Chief Executive Officer of ArvinMeritor, Inc. from August 2000 until his retirement in August 2004, and prior to that as Chairman and Chief Executive Officer of Meritor Automotive, Inc. Mr. Yost is also a director of Milacron Inc., Intermec, Inc. and Actuant Corporation.
     At its December 5, 2006 meeting, the Compensation Committee approved certain compensatory arrangements in connection with Mr. Yost’s election as Chairman. Mr. Yost will receive a grant of 1,500 non-qualified stock options upon the commencement of his duties as Chairman on January 1, 2007. In addition to the annual cash and stock retainers and annual grant of non-qualified stock options that all non-employee directors receive for service on the Board and applicable committees, Mr. Yost will receive a cash retainer of $100,000 for his services as Chairman as well as an additional 1,500 non-qualified stock options in his annual grant.
     Mr. Yost will continue to serve as the Chairman of the Nominating/Corporate Governance Committee but will step down as a member of the Audit Committee when he commences his duties as Chairman in January 2007.
Other Matters
     On December 6, 2006, the Company issued a press release announcing the election of Messrs. Simpkins and Moser as Chief Financial Officer and Corporate Controller, respectively, and a press release announcing the election of Mr. Yost as Chairman of the Board. Copies of these press releases are included herein as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference into this Item 8.01.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1	Press Release dated December 6, 2006 re: Chief Financial Officer and Corporate Controller

99.2	Press Release dated December 6, 2006 re: Chairman of the Board

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KENNAMETAL INC.
Registrant

Date: December 8, 2006	By:	/s/ David W. Greenfield
David W. Greenfield
Vice President, Secretary and General Counsel